File No. 70-9469


                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                              AMENDMENT NO. 4
                                     TO
                                  FORM U-1

                         APPLICATION OR DECLARATION

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                          West Penn Power Company
                            800 Cabin Hill Drive
                            Greensburg, PA 15601


(Name of company of companies filing this statement and addresses of principal executive offices)


                           Allegheny Energy, Inc.


(Name of top registered holding company parent of each applicant or declarant)


                         Thomas K. Henderson, Esq.
                               Vice President
                           Allegheny Energy, Inc.
                           10435 Downsville Pike
                         Hagerstown, MD 21740-1766


(Name and address of agent for services)

     1. Applicant hereby amends Item No. 6, Exhibits and Financial Statements, of its Application or Declaration by filing the following exhibits herewith:


Item No. 6. Exhibits and Financial Statements

          (a)  Exhibits

               B-1  Form of Intangible Transition Property Transfer
                    Agreement

               B-2  Form of Intangible Transition Property Sale Agreement

               B-4  Form of Intangible Transition Property Servicing
                    Agreement


                                 SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   WEST PENN POWER COMPANY


                                   By:  /s/ Carol G. Russ
                                       ----------------------------
                                        Carol G. Russ
                                        Counsel

Dated:  July 12, 1999